Exhibit 10.7

TAX SHARING AGREEMENT

by and among

INTEL CORPORATION

and

MOBILEYE GLOBAL INC.

Dated

[    ], 2022

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9.04.	Notices	19
9.05.	Changes in Law	19
9.06.	Confidentiality	20
9.07.	Successors	20
9.08.	Affiliates	20
9.09.	Authorization, Etc.	20
9.10.	Entire Agreement	20
9.11.	Applicable Law: Jurisdiction	21
9.12.	Counterparts	21
9.13.	Severability	21
9.14.	No Third Party Beneficiaries	21
9.15.	Waivers, Etc.	21
9.16.	Setoff	21
9.17.	Other Remedies	22
9.18.	Amendment and Modification	22
9.19.	Waiver of Jury Trial	22
9.20.	Interpretations	22

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TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) dated as of [   ], 2022, by and among Intel Corporation, a Delaware corporation (“Intel”), and Mobileye Global Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Intel (“Mobileye”), is entered into in connection with the IPO (as defined below).

RECITALS

WHEREAS, as of the date hereof, Intel and its direct and indirect domestic subsidiaries are members of a Consolidated Group (as defined below), of which Intel is the common parent;

WHEREAS, Intel indirectly owns all of the issued and outstanding shares of Mobileye stock;

WHEREAS, Intel intends to effect the initial public offering by Mobileye of Mobileye common stock that will reduce Intel’s ownership of Mobileye, on a fully diluted basis, to not less than eighty percent (80%) of the value of Mobileye’s common stock (the “IPO”); and

WHEREAS, in contemplation of the IPO, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.      Definitions.

As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” has the meaning set forth in the preamble hereto.

“Acquired Entity” means any of Cyclops Holdings Corporation, a Delaware corporation (formerly known as Cyclops Holdings, LLC, a Delaware limited liability company), GG Acquisition Ltd, a corporation duly organized under the state of Israel, or Moovit App Global Ltd., a corporation duly organized under the state of Israel.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in Santa Clara, California, are required or authorized by law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Mobileye or one or more Mobileye Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Intel or one or more Intel Affiliates.

“Consolidated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code that files a consolidated return for United States federal Income Tax purposes.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Mobileye or one or more Mobileye Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Intel or one or more Intel Affiliates.

“Deconsolidation Event” means, with respect to Mobileye and each Mobileye Affiliate, any event or transaction that causes Mobileye and/or one or more Mobileye Affiliates to no longer be eligible to join with Intel or one or more Intel Affiliates in the filing of a Consolidated Return or a Combined Return.

“Distribution” means any distribution by Intel of issued and outstanding shares of Mobileye stock (and securities, if any) that Intel holds at such time to Intel shareholders and/or securityholders, and/or exchange by Intel of its issued and outstanding shares of Mobileye stock (and securities, if any) with Intel shareholders and/or securityholders, in a transaction intended to qualify as a distribution under Section 355 of the Code.

“Distribution Taxes” means any Taxes imposed on, or increase in Taxes incurred by, Intel or any Intel Affiliate (determined for these purposes without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under Section 355 of the Code (including any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

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“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in Section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” shall mean any U.S. federal, state, local or non-U.S. Tax determined (in whole or in part) by reference to net income, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise Tax or any Taxes imposed in lieu of such a Tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Independent Accountant” has the meaning set forth in Section 2.04(b) of this Agreement.

“Dispute Firm” has the meaning set forth in Section 9.03 of this Agreement.

“Intel” has the meaning set forth in the preamble hereto.

“Intel Affiliate” means any corporation or other entity directly or indirectly “controlled” by Intel where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Mobileye or any Mobileye Affiliate.

“Intel Business” means all of the businesses and operations conducted by Intel and Intel Affiliates, excluding the Mobileye Business, at any time, whether prior to or after the IPO Date.

“Intel Group” means the Consolidated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Intel is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Mobileye Group.

“IPO” has the meaning set forth in the recitals hereto.

“IPO Date” means the close of business on the date which the IPO is effected.

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“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding common stock of the relevant party on the first Business Day following the date of determination multiplied by (ii) the weighted average of the trading price of such stock on the first Business Day following the date of determination.

“Mobileye” has the meaning set forth in the preamble hereto.

“Mobileye Affiliate” means any corporation or other entity directly or indirectly “controlled” by Mobileye at the time in question, where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“Mobileye Business” means the business and operations conducted by Mobileye and Mobileye Affiliates as such business and operations will continue after the IPO Date.

“Mobileye Business Records” has the meaning set forth in Section 9.02(b) of this Agreement.

“Mobileye Group” means the Consolidated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Mobileye will be the common parent corporation immediately after a Deconsolidation Event and including any corporation or other entity which may become a member of such group from time to time.

“Mobileye Separate Tax Liability” means an amount (which shall not be less than zero) equal to any and all Income Taxes for a relevant Tax period with respect to or as a result of, assets or activities of Mobileye and each Mobileye Affiliate, determined by calculating the amount of the excess (if any) of (i) the amount of Taxes shown as due and payable on a Consolidated Return or a Combined Return including Mobileye and/or any Mobileye Affiliate with respect to such relevant Tax period, as filed, over (ii) the amount of Taxes that would be shown as due and payable on such Consolidated Return or Combined Return if such Consolidated Return or Combined Return were recalculated excluding Mobileye and/or the Mobileye Affiliates, as may be relevant; provided that, to the extent such amount is determined with respect to a Pre-IPO Tax Period, any Acquired Entity shall not be treated as a Mobileye Affiliate solely for purposes of this definition of Mobileye Separate Tax Liability.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of Intel or Mobileye and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

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“Owed Party” has the meaning set forth in Section 7.05 of this Agreement.

“Owing Party” has the meaning set forth in Section 7.05 of this Agreement.

“Payment Period” has the meaning set forth in Section 7.05(e) of this Agreement.

“Post-Deconsolidation Period” means any taxable period beginning after the date of a Deconsolidation Event.

“Pre-Deconsolidation Period” means any taxable period beginning on or before the date of a Deconsolidation Event.

“Pre-IPO Acquired Entity Taxes” means, with respect to the referenced Taxes of an Acquired Entity, such Taxes of the Acquired Entity attributable to any Pre-IPO Tax Period. For purposes of this Agreement, (i) in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to the portion of any Straddle Period that is a Pre-IPO Tax Period shall be determined as though the applicable taxable year or period ended at the end of the day on the IPO Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated on a per diem basis, and (ii) in the case of any other Taxes, the amount of such Taxes attributable to the portion of any Straddle Period that is a Pre-IPO Tax Period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the IPO Date, and the denominator of which is the total number of days in such taxable period.

“Pre-IPO Tax Period” means any Tax period or portion thereof that ends on or prior to the IPO Date, including the portion of any Straddle Period ending on the IPO Date.

“Ruling” means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by Intel (or any Intel Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Intel, its Subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Intel (or any Intel Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Straddle Period” means any Tax period that begins on or before the IPO Date and ends after the IPO Date.

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“Supplemental Ruling” means (i) any ruling (other than the Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Supplemental Ruling Documents” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Supplemental Tax Opinion” has the meaning set forth in Section 5.02(c) of this Agreement.

“Tax” means any tax of any kind, including any U.S. federal, state, local or non-U.S. income, net income, gross income, corporation, profit, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, unemployment, disability, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding tax, and any other tax or similar governmental charge, duty or assessment, together with all interest and penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not.

“Taxpayer” means any taxpayer and its Consolidated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, a “disallowed business interest expense carryforward” within the meaning of Section 163(j) of the Code, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means a nationally recognized law firm selected by Intel (or Mobileye, in the case of a Supplemental Tax Opinion) to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

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“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain United States federal Income Tax consequences of a Distribution under Section 355 of the Code.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any attachment and any amendment thereof.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

Section 2.      Preparation and Filing of Tax Returns.

2.01.        Intel’s Responsibility. Subject to the other applicable provisions of this Agreement, Intel shall have sole and exclusive responsibility for the preparation and filing of:

(a)          all Consolidated Returns and all Combined Returns for any taxable period;

(b)          all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Intel and/or any Intel Affiliate for any taxable period;

(c)          all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Mobileye and/or any Mobileye Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the IPO Date; and

(d)          all Non-Income Tax Returns (i) with respect to Intel, any Intel Affiliate, or the Intel Business or any part thereof for any taxable period and (ii) with respect to any Acquired Entity that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the IPO Date.

2.02.        Mobileye’s Responsibility. Subject to the other applicable provisions of this Agreement, Mobileye shall have sole and exclusive responsibility for the preparation and filing of:

(a)          all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Mobileye and/or any Mobileye Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) after the IPO Date; and

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(b)          all Non-Income Tax Returns with respect to Mobileye, any Mobileye Affiliate, or the Mobileye Business or any part thereof for any taxable period (other than any Non-Income Tax Returns with respect to any Acquired Entity that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the IPO Date).

2.03.        Agent. Subject to the other applicable provisions of this Agreement, Mobileye hereby irrevocably designates, and agrees to cause each Mobileye Affiliate to so designate, Intel as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Intel, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

2.04.        Manner of Tax Return Preparation.

(a)          Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account any applicable extensions) by the party responsible for filing such returns under this Agreement.

(b)          With respect to any Tax Return described in Section 2.01 of this Agreement, Intel shall have the exclusive right, in its sole discretion to determine (1) the manner in which such Tax Return shall be prepared and filed, including (but not limited to) the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Intel, any Intel Affiliate, Mobileye, and/or any Mobileye Affiliate on such Tax Return, including the inclusion (or lack thereof) of Mobileye and/or any Mobileye Affiliate in such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns; provided that (i) Intel shall consult with Mobileye prior to making any election on any Tax Return or changing any method of accounting, position, convention, principle of taxation or manner in which any Tax Item is reported if such election or such change could reasonably be expected to result in a material liability for which Mobileye would be responsible under Section 3.01, and (ii) Intel shall not make any such election or make any such change without the prior consent of Mobileye (not to be unreasonably withheld, conditioned or delayed) if such election or such change would solely impact Mobileye and/or the Mobileye Affiliates (with no impact on Intel or any Intel Affiliate).

(c)          With respect to any Tax Return described in Section 2.02 of this Agreement, Mobileye shall provide to Intel, at the request of Intel, a draft of such Tax Return and copies of all worksheets and other materials used in preparation thereof for Intel’s review and comment at least 30 days prior to the due date (with applicable extensions) for the filing of such Tax Return, and shall incorporate any such comments provided by Intel in good faith to the extent that such comments could reasonably be expected to impact any Tax liability of Intel or an Intel Affiliate. Intel shall provide its comments (if any) to Mobileye at least ten (10) days prior to the due date (with applicable extensions) for the filing of such Tax Return. Notwithstanding anything in this Section 2.04(c) to the contrary, Intel shall have no review and comment rights with respect to any Tax Returns described in Section 2.02 from and after the date Intel owns less than 50% of the outstanding Mobileye stock by value; provided that, to the extent any election made with respect to any such Tax Return could reasonably be expected to materially adversely impact any Tax liability of Intel or an Intel Affiliate, the prior written consent of Intel shall be required for the filing of such Tax Return (which consent shall not be unreasonably withheld, conditioned or delayed).

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(d)          Information. Mobileye shall timely provide, in accordance with Intel’s internal tax return calendar, which will be provided to Mobileye on a rolling one-year schedule, all information necessary for Intel to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement).

Section 3.      Liability for Taxes.

3.01.        Mobileye’s Liability for Taxes. Mobileye shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds and credits of Taxes previously incurred by Mobileye, any Mobileye Affiliate, or the Mobileye Business with respect to such Taxes:

(a)          all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to the Mobileye Separate Tax Liability;

(b)          all Taxes with respect to Tax Returns described in Section 2.01(c) of this Agreement (other than any Pre-IPO Acquired Entity Taxes); and

(c)          all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement (other than any Pre-IPO Acquired Entity Taxes).

3.02.        Intel’s Liability for Taxes. Intel shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds and credits of Taxes previously incurred by Intel, any Intel Affiliate, or the Intel Business with respect to such Taxes:

(a)          except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement; and

(b)          all Taxes with respect to Tax Returns described in Sections 2.01(b) or 2.01(d) of this Agreement and, without duplication, any Pre-IPO Acquired Entity Taxes.

3.03.        Other Taxes, Refunds and Credits. To the extent of any Taxes that are not described in Sections 3.01 or 3.02, (i) Intel shall be liable for all such Taxes incurred by any person with respect to the Intel Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) Mobileye shall be liable for all such Taxes incurred by any person with respect to the Mobileye Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes. Nothing in this Agreement shall be construed to require compensation, by payment, credit, offset or otherwise, by Intel (or any Intel Affiliate) to Mobileye (or any Mobileye Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, Mobileye, any Mobileye Affiliate, or the Mobileye Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01 of this Agreement.

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3.04.        Payment of Tax Liability. If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

3.05.        Computation. Intel shall provide Mobileye with a written calculation in reasonable detail setting forth the amount of any Mobileye Separate Tax Liability or estimated Mobileye Separate Tax Liability (for purposes of Section 7.01 of this Agreement) in accordance with Section 2.04(b) of this Agreement. Any dispute with respect to such calculation shall be resolved pursuant to Section 9.03 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Mobileye Separate Tax Liability or estimated Mobileye Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement.

Section 4.      Deconsolidation Events.

4.01.        General.

Neither Intel nor Mobileye has any plan or intent to effectuate any transaction that would constitute a Deconsolidation Event. In the case of a Deconsolidation Event, Intel shall, after consulting with Mobileye in good faith, reasonably determine, and Mobileye shall cooperate with Intel in determining, the allocation of any Tax Assets among Intel, each Intel Affiliate, Mobileye, and each Mobileye Affiliate. For the avoidance of doubt, in the case of a Deconsolidation Event, all rights and obligations of the parties with respect to the matters covered by this Agreement shall be governed by the other provisions of this Agreement, unless otherwise provided in this Section 4.

4.02.        Continuing Covenants.

Each of Intel (for itself and each Intel Affiliate) and Mobileye (for itself and each Mobileye Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise specifically covered by this Agreement.

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Section 5.      Distribution Taxes.

5.01.          Liability for Distribution Taxes. Although neither party has any plan or intent to effectuate a Distribution, the parties have set forth how certain Tax matters with respect to a Distribution would be handled in the event that a Distribution is pursued at some future time.

(a)          Intel’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, Intel shall be liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i)          any action or omission by Intel (or any Intel Affiliate) inconsistent with any information, covenant, representation, or material related to Intel, any Intel Affiliate, or the Intel Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling;

(ii)         any action or omission by Intel (or any Intel Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Intel (or any Intel Affiliate) following a Distribution;

(iii)        any acquisition of any stock or assets of Intel (or any Intel Affiliate) by one or more other persons (other than Mobileye or a Mobileye Affiliate) prior to or following a Distribution; or

(iv)        any issuance of stock by Intel (or any Intel Affiliate), or change in ownership of stock in Intel (or any Intel Affiliate).

(b)          Mobileye’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, Mobileye shall be liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i)          any action or omission by Mobileye (or any Mobileye Affiliate) after a Distribution at any time, that is inconsistent with any information, covenant, representation, or material related to Mobileye, any Mobileye Affiliate, or the Mobileye Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling;

(ii)         any action or omission by Mobileye (or any Mobileye Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of Mobileye (or any Mobileye Affiliate), stock buyback or payment of an extraordinary dividend;

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(iii)        any acquisition of any stock or assets of Mobileye (or any Mobileye Affiliate) by one or more other persons (other than Intel or any Intel Affiliate) prior to or following a Distribution; or

(iv)        any issuance of stock by Mobileye (or any Mobileye Affiliate) after a Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Mobileye (or any Mobileye Affiliate) after a Distribution.

For the avoidance of doubt, the presence of a Supplemental Opinion or Supplemental Ruling pursuant to Section 5.02(c) hereof shall not relieve Mobileye from any liability otherwise arising under this Section 5.01(b).

(c)          Joint Liability for Remaining Distribution Taxes. With respect to any Distribution Taxes not otherwise allocated by Sections 5.01(a) or (b) of this Agreement, each of Intel and Mobileye shall be liable for its respective share of such taxes, determined by reference to a ratio, the numerator of which is the relevant party’s Market Capitalization at the time of such Distribution and the denominator of which is the aggregate Market Capitalization of Intel and Mobileye at the time of such Distribution.

5.02.          Continuing Covenants.

(a)          Mobileye Restrictions. Mobileye agrees that, so long as a Distribution could, in the reasonable discretion of Intel, be effectuated, Mobileye will not knowingly take or fail to take, or permit any Mobileye Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude Intel’s ability to effectuate a Distribution. In the event of a Distribution, Mobileye agrees that (1) it will take, or cause any Mobileye Affiliate to take, any action reasonably requested by Intel in order to enable Intel to effectuate a Distribution and (2) it will not take or fail to take, or permit any Mobileye Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to Mobileye (or any Mobileye Affiliate) or within the control of Mobileye and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to Mobileye) other than as permitted by Section 5.02(c) of this Agreement. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, Mobileye agrees that it will not take (and it will cause the Mobileye Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under Section 355 of the Code.

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(b)          Intel Restrictions. In the event of a Distribution, Intel agrees that it will not take or fail to take, or permit any Intel Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Intel (or any Intel Affiliate) or within the control of Intel and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, Intel agrees that it will not take (and it will cause the Intel Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under Section 355 of the Code.

(c)          Certain Mobileye Actions Following a Distribution. In the event of a Distribution, Mobileye agrees that, during the two (2) year period following a Distribution, without first obtaining, at Mobileye’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Intel and Mobileye agree otherwise, Mobileye shall not (1) sell all or substantially all of the assets of Mobileye or any Mobileye Affiliate, (2) merge Mobileye or any Mobileye Affiliate with another entity, without regard to which party is the surviving entity (other than any merger between two Mobileye Affiliates and a merger between a Mobileye Affiliate and Mobileye where Mobileye is the surviving entity, in each case, where the applicable Mobileye Affiliate(s) are members of the Mobileye Group), (3) transfer any assets of Mobileye in a transaction described in Section 351 (other than a transfer to a corporation which files a Consolidated Return with Mobileye and which is wholly-owned, directly or indirectly, by Mobileye) or subparagraph (C) or (D) of Section 368(a)(1) of the Code, (4) issue stock of Mobileye or any Mobileye Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering except to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), or (5) facilitate or otherwise participate in any acquisition of stock in Mobileye that would result in any shareholder owning five percent (5%) or more of the outstanding stock of Mobileye. Mobileye (or any Mobileye Affiliate) shall only undertake any of such actions after Intel’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Intel. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 5.02(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement and prior to a Distribution.

(d)          Notice of Specified Transactions. Not later than ten (10) Business Days prior to entering into any oral or written contract or agreement, and not later than five (5) Business Days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in paragraph (c), Mobileye shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Intel.

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(e)          Mobileye Cooperation. Mobileye agrees that, at the reasonable request of Intel, Mobileye shall cooperate fully with Intel to take any action necessary or reasonably helpful to effectuate a Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (a) Mobileye has read the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to Mobileye, any Mobileye Affiliate or the Mobileye Business contained therein are true, correct and complete in all material respects).

Section 6.      Indemnification.

6.01.        In General. Intel shall indemnify Mobileye, each Mobileye Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Intel or any Intel Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Intel, any Intel Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Mobileye shall indemnify Intel, each Intel Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Mobileye or any Mobileye Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Mobileye, any Mobileye Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

6.02.        Inaccurate or Incomplete Information. Intel shall indemnify Mobileye, each Mobileye Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to Intel or any Intel Affiliate supplying Mobileye or any Mobileye Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Mobileye shall indemnify Intel, each Intel Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to Mobileye or any Mobileye Affiliate supplying Intel or any Intel Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

6.03.        No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Intel, any Intel Affiliate, Mobileye or any Mobileye Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting Tax asset or liability or other financial accounting items.

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Section 7.      Payments.

7.01.        Estimated Tax Payments. Not later than ten (10) Business Days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, Mobileye shall pay to Intel on behalf of the Mobileye Group an amount equal to the amount of any estimated Mobileye Separate Tax Liability. Not later than twenty (20) Business Days prior to each such Estimated Tax Installment Date, Intel shall provide Mobileye with a written notice setting forth the amount payable by Mobileye in respect of such estimated Mobileye Separate Tax Liability and a calculation of such amount.

7.02.        True-Up Payments. Not later than thirty (30) Business Days after receipt of any Mobileye Separate Tax Liability computation pursuant to Section 3.05 of this Agreement, Mobileye shall pay to Intel, or Intel shall pay to Mobileye (as appropriate), an amount equal to the difference, if any, between the amount of such Mobileye Separate Tax Liability and the aggregate amount paid by Mobileye with respect to such period under Section 7.01 of this Agreement.

7.03.        Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Mobileye Separate Tax Liability, Intel shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Mobileye shall pay to Intel, or Intel shall pay to Mobileye, as appropriate, an amount equal to the difference, if any, between the Mobileye Separate Tax Liability reflected on such revised pro forma Tax Return and the Mobileye Separate Tax Liability for such period as originally computed pursuant to this Agreement.

7.04.        Payments of Refunds, Credits and Reimbursements. If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement. If one party pays a Tax with respect to which the other party is liable of responsible pursuant to Sections 3.01 through 3.03 of this Agreement, then the liable or responsible party shall pay to the other party the amount of such Tax pursuant to Section 7.05 of this Agreement.

7.05.        Payments Under This Agreement. In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

(a)          In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) Business Days after delivery of written notice of payment owing together with a computation of the amounts due.

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(b)          Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement (other than (i) payments in respect of the Mobileye Separate Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 7.05(e) of this Agreement, and (iii) payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) and accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c)          Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d)          After Tax Amounts. If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment. Mobileye’s liability for any and all payments of the Mobileye Separate Tax Liability for any Post-Deconsolidation Period shall be increased by the After Tax Amount with respect to such payment and decreased by the corresponding Tax Benefit, if any, attributable to such Mobileye Separate Tax Liability.

(e)          Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Section 8.      Tax Proceedings.

8.01.        General. Except as otherwise provided in this Agreement, Intel shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Intel, any Intel Affiliate, Mobileye, and/or any Mobileye Affiliate in any Audit and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided that, (i) Intel shall not settle any Audit to the extent relating to Taxes described in Section 3.01(b) or (c) without obtaining Mobileye’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) Mobileye shall have the right (at its sole expense) to participate in the defense of any Audit to the extent relating to Taxes described in Section 3.01(b) or (c). Intel’s rights pursuant to this Section 8.01 shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit to the extent relating to Taxes described in Section 3.01 shall be borne by Mobileye.

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8.02.        Notice. Within ten (10) Business Days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted Tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 9.15 of this Agreement to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.02, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

8.03.        Control of Distribution Tax Proceedings. In the event of a Distribution, Intel shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Intel, any Intel Affiliate, Mobileye, and/or any Mobileye Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that (i) Mobileye shall be entitled to participate in any such Audit, at its own costs and expenses, to the extent Mobileye or any Mobileye Affiliate would reasonably be expected to bear any material Distribution Taxes, and (ii)  Intel shall not settle any such Audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to Mobileye or any Mobileye Affiliate, without the prior consent of Mobileye (which consent shall not be unreasonably withheld, conditioned or delayed). Intel’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

Section 9.      Miscellaneous Provisions.

9.01.        Effectiveness. This Agreement shall become effective upon execution by the parties hereto.

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9.02.        Cooperation and Exchange of Information.

(a)          Cooperation. Mobileye and Intel shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i)          the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)         the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Intel Group or the Mobileye Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii)        the use of the party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)          Retention of Records. Any party that is in possession of documentation of Intel (or any Intel Affiliate) or Mobileye (or any Mobileye Affiliate) relating to the Mobileye Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “Mobileye Business Records”) shall retain such Mobileye Business Records for a period of [●] following the IPO Date. Thereafter, any party wishing to dispose of Mobileye Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

9.03.        Dispute Resolution. In the event that Intel and Mobileye disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) Business Days following the commencement of the dispute, Intel and Mobileye shall jointly retain a mutually agreed nationally recognized law or accounting firm (the “Dispute Firm”), to resolve the dispute. The Dispute Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Dispute Firm, Intel and Mobileye shall each take or cause to be taken any action necessary to implement the decision of the Dispute Firm. The fees and expenses relating to the Dispute Firm shall be borne equally by Intel and Mobileye, except that if the Dispute Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Dispute Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9.03 shall not be applicable to any disagreement between the parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the parties.

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9.04.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery on a Business Day before 5:00 p.m. in the time zone of the receiving party, otherwise upon the following Business Day after receipt of proof of delivery, or (c) at the time sent (if sent before 5:00 p.m., addressee’s local time and on the next Business Day if sent after 5:00 p.m., addressee’s local time), if sent by email of a .pdf, .tif, .gif, .jpg or similar attachment. All notices and other communications must also be sent by email. All notices and other communications hereunder shall be delivered to the addresses set forth below:

If to Intel, to:

Intel Corporation
2200 Mission College Boulevard
Santa Clara, California 95054
Attention: General Counsel

with a copy to (which copy shall not constitute notice):

[●]
Email: ****

[●]
Email: ****

If to Mobileye, to:

Mobileye Global Inc.

c/o Mobileye B.V.
Har Hotzvim, 13 Hartom Street

P.O. Box 45157 Jerusalem 9777513, Israel
Attention: General Counsel

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

9.05.        Changes in Law.

(a)          Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b)          If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

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9.06.        Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

9.07.        Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

9.08.        Affiliates. This Agreement is being entered into between Intel and Mobileye on behalf of themselves and any current and future Intel Affiliates and Mobileye Affiliates, respectively. Intel shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any current and future Intel Affiliate, and Mobileye shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any current and future Mobileye Affiliate.

9.09.        Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

9.10.        Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between Intel (or any Intel Affiliate) and Mobileye (or any Mobileye Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with a Distribution or another Deconsolidation Event, the provisions of this Agreement shall control.

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9.11.        Applicable Law: Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULES, (ii) TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (iii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY’S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iv) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (iii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

9.12.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

9.13.        Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

9.14.        No Third Party Beneficiaries. This Agreement is solely for the benefit of Intel, the Intel Affiliates, Mobileye and the Mobileye Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

9.15.        Waivers, Etc. No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

9.16.        Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

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9.17.        Other Remedies. Mobileye recognizes that any failure by it or any Mobileye Affiliate to comply with its obligations under Section 5 of this Agreement would, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to Intel, Intel Affiliates, and their stockholders. Accordingly, Intel shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Intel is entitled at law or in equity.

9.18.        Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

9.19.        Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

9.20.        Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and “Section” references are to the sections of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

INTEL CORPORATION

By:
Name:
Title:

MOBILEYE GLOBAL INC.

By:
Name:
Title:

[Tax Sharing Agreement]